Consent of Independent Registered Public Accounting Firm

To The Board of Directors
China Advanced Construction Materials Group, Inc

We consent to the use of our report dated September 26, 2008 on the consolidated financial statements of China Advanced Construction Materials Group, Inc and Subsidiaries as of June 30, 2008 and 2007 and each of the years in the two-year period ended June 30, 2008, included herein on the registration statement of China Advanced Construction Materials Group, Inc on Form S-1/A, and to the reference to our firm under the heading “Experts” in the prospectus.

/S/ Moore Stephens Wurth Frazer and Torbet, LLC

Walnut, California

November 5, 2008